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                                                                      EXHIBIT 11


                       COMPUTATION OF PER SHARE EARNINGS

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                PRO FORMA OR ACTUAL NET INCOME PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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


                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                        ------------------
                                                                         2000        1999
                                                                        ------     -------
Weighted average number of shares of Common stock
  outstanding..................................................         37,781      36,363
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented......          1,282       1,593
                                                                        ------      ------

Weighted average shares outstanding............................         39,063      37,956
                                                                        ======      ======

Net income.....................................................          5,011      10,235
                                                                        ======      ======

Net income per common share....................................           0.13        0.27
                                                                        ======      ======
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